[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.46

DEVELOPMENT AND SUPPLY AGREEMENT

by and between

PFIZER, INC.

and

TREVENA, INC.

Dated as of December 15, 2016

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS    1
CERTAIN DEFINED TERMS1
ARTICLE 2 PROJECT OVERVIEW    5
2.1GENERAL PRINCIPLES    5
2.2COMMERCIALLY REASONABLE EFFORTS    5
ARTICLE 3 SERVICE FEES; SCOPE CHANGES; PROJECT MANAGEMENT    5
3.1DEVELOPMENT FEES    5
3.2STABILITY STUDIES    5
3.3CHANGES IN PROJECT SCOPE    5
3.4STEERING COMMITTEE; PROJECT MANAGER    6
3.5DEVELOPMENT SUPPLIES    7
ARTICLE 4 REGULATORY SUBMISSIONS; APPROVALS    8
4.1REGULATORY ASSISTANCE    8
4.2FACILITY APPROVALS    8
4.3ACCESS TO DRUG MASTER FILES    9
4.4USER FEES    9
4.5OWNERSHIP OF REGULATORY APPROVALS    9
ARTICLE 5 PRODUCT MANUFACTURING    9
5.1PURCHASE AND SALE OF PRODUCTS    9
5.2MANUFACTURING STANDARDS; CHANGES    9
5.3PRE-APPROVAL MANUFACTURE    11
5.4ACTIVE PHARMACEUTICAL INGREDIENT    11
5.5FACILITY; DEDICATED EQUIPMENT    13
5.6COMPONENTS; MATERIALS    14
5.7PRODUCT LABELING    14
5.8PRODUCT TESTING AND RELEASE    15
5.9WASTE    17
5.10MISCELLANEOUS    17
ARTICLE 6 FORECASTS; ORDERS; DELIVERY; INVOICING    17
6.1THREE YEAR PRODUCT SUPPLY FORECAST    17
6.2FIRST PURCHASE ORDER    17
6.3ROLLING FORECAST    17
6.4PURCHASE ORDERS    18
6.5PURCHASE ORDER ACCEPTANCE    18
6.6EXCESS QUANTITIES    18
6.7FORMAT OF FORECASTS AND PURCHASE ORDERS    19
6.8MINIMUM PURCHASE REQUIREMENT    19
6.9PURCHASE ORDER CHANGES; CANCELLATIONS    19
6.10SHORTAGE OF SUPPLY; RISK MITIGATION; REDUNDANCIES    20
6.11DELIVERY    21
6.12STORAGE FEE    21
6.13PRICES    21
6.14INVOICES; PAYMENT    22
6.15PRICING RECONCILIATION    22
6.16PRICE INCREASES    22
6.17TAXES    23
6.18CONTINUOUS IMPROVEMENTS    23
ARTICLE 7 QUALITY ASSURANCE    23
7.1QUALITY CONTROL    23
7.2QUALITY & TECHNICAL AGREEMENT    23
7.3DOCUMENTATION; BATCH RECORDS; RETENTION SAMPLES    24
7.4TREVENA AUDITS RIGHTS    24
7.5REGULATORY AUTHORITY INSPECTIONS    25
7.6PERSONS-IN-THE-PLANT    25
7.7CHANGE IN PRODUCT SPECIFICATIONS; MANUFACTURING PROCESS    25
7.8FAILED BATCH    26
7.9COMPLAINTS AND ADVERSE DRUG EXPERIENCES    26
7.10PRODUCT RECALLS    26
ARTICLE 8 WARRANTIES; COVENANTS; INDEMNIFICATION    27
8.1MUTUAL REPRESENTATIONS AND WARRANTIES    27
8.2TREVENA’S REPRESENTATIONS, WARRANTIES AND COVENANTS    27
8.3PFIZER’S REPRESENTATIONS, WARRANTIES AND COVENANTS    28
8.4INDEMNIFICATION BY TREVENA    29
8.5INDEMNIFICATION BY PFIZER    29
8.6CONDITIONS OF INDEMNIFICATION    29
8.7NO CONSEQUENTIAL DAMAGES    30
ARTICLE 9 INTELLECTUAL PROPERTY RIGHTS    30
9.1BACKGROUND INTELLECTUAL PROPERTY    30
9.2DEVELOPMENT IP    31
9.3NO IMPLIED LICENSES    31
ARTICLE 10 TERM AND TERMINATION    31
10.1TERM    31
10.2TERMINATION OF PROJECT    32
10.3GENERAL TERMINATION RIGHTS    32
10.4PFIZER SPECIFIC TERMINATION RIGHTS    32
10.5TERMINATION WITHOUT CAUSE    33
10.6CONSEQUENCES OF TERMINATION    33
10.7ACCRUED OBLIGATIONS    34
10.8NONEXCLUSIVE RIGHTS AND REMEDIES    34
10.9SURVIVAL    34
ARTICLE 11 CONFIDENTIAL INFORMATION    34
11.1CONFIDENTIAL INFORMATION    34
11.2DUTY OF NONDISCLOSURE AND NON-USE; EXCEPTIONS    35
11.3PUBLIC ANNOUNCEMENTS    36
11.4INJUNCTIVE RELIEF    36
ARTICLE 12 MISCELLANEOUS    36
12.1FORCE MAJEURE AND FAILURE OF SUPPLIERS.    36
12.2NOTICES    36
12.3GOVERNING LAW    37
12.4ALTERNATIVE DISPUTE RESOLUTION    37
12.5ASSIGNMENT    38
12.6SEVERABILITY    38
12.7MODIFICATION OF AGREEMENT; WAIVER    38
12.8RELATIONSHIP OF THE PARTIES    38
12.9INSURANCE    38
12.10SCHEDULES    39
12.11BINDING EFFECT    39
12.12DEBARMENT WARRANTY    39
12.13COMPLIANCE WITH LAWS    40
12.14ENTIRE AGREEMENT    40
12.15CONDITION PRECEDENT    40
12.16CONSTRUCTION    40
12.17COUNTERPARTS    40

SCHEDULE 1.2I
SCHEDULE 1.25II
SCHEDULE 2.1III
SCHEDULE 3.1XIII
SCHEDULE 3.2XIV
SCHEDULE 5.5    XVI
SCHEDULE 6.11    XVII
SCHEDULE 6.13XVIII
SCHEDULE 7.1XIX
SCHEDULE 7.2XX
SCHEDULE 12.4XXI
ANNEX 1XXIV

DEVELOPMENT AND SUPPLY AGREEMENT
THIS DEVELOPMENT AND SUPPLY AGREEMENT (“Agreement”) is made as of this 15th day of December, 2016 (the “Effective Date”) by and between Trevena, Inc., a company formed under the laws of Delaware and having its principal offices at 1018 West 8th Avenue, Suite A, King of Prussia, Pennsylvania 19406 (“Trevena”) and the Pfizer CentreOne group of Pfizer, Inc., a corporation formed under the laws of Delaware and doing business at 275 North Field Drive, Lake Forest, Illinois 60045, on behalf of itself and any one or more of its Affiliates (collectively, “Pfizer”). Pfizer and Trevena collectively shall be referred to as the “Parties” and each as a “Party.”
RECITALS
WHEREAS, Trevena owns rights to the pharmaceutical compound known as Oliceridine (TRV130) in development for the treatment of moderate to severe acute pain, and, upon receiving Regulatory Approval (as defined below), wishes to develop and market the Oliceridine (TRV130) product in standard glass vials with flip-off caps or as may otherwise be directed by Trevena;
WHEREAS, Trevena and Pfizer desire that Pfizer assist Trevena in the development of the Oliceridine (TRV130) product for commercial distribution;
WHEREAS, to govern the initial development of Oliceridine (TRV 130), on or about May 26, 2016, Trevena and Pfizer executed a certain Letter of Engagement for the Development and Manufacture of Trevena’s Proprietary Pharmaceutical Compound, Oliceridine (TRV 130) (the “LOE”) a copy of which is attached hereto and incorporated herein as Annex 1; and
WHEREAS, after Trevena has received all necessary Regulatory Approval (as defined herein) for Oliceridine (TRV130) product, the Parties desire that Pfizer manufacture and sell to Trevena certain of its commercial requirements for the Oliceridine (TRV130) product as set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants and representations contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Certain Defined Terms
As used in this Agreement:
1.1    “Active Pharmaceutical Ingredient” or “API” means the active pharmaceutical ingredient of the Drug in bulk form that Trevena will provide to Pfizer for incorporation into the Products, as specified in the Statement of Work.
1.2    “Active Pharmaceutical Ingredient Specifications” means the detailed description and parameters of the API, as set forth on Schedule 1.2.
1.3    “Adverse Drug Experience(s)” has the meaning as set forth in 21 CFR 310.305 or the substantial equivalent provisions of other Applicable Laws.
1.4    “Affiliate” means any corporation, firm, partnership or other legal entity, which directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement. A Party will be deemed to “control” another entity if it (a) owns at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or (b) has the power by contract or otherwise to direct the management and policies of the entity.
1.5    “Applicable Law” means all laws applicable to the manufacture, processing, distribution, sale and use of the Product as may be amended and in effect from time to time, including the FD&C Act and all applicable federal, state and local laws and regulations, all applicable cGMP and all other applicable laws and regulations, of any other applicable jurisdiction.
1.6    “Business Day” means any day of the week which is not a Saturday, Sunday or legal holiday observed by the United States Federal Government or the State governments of Illinois, Kansas, New York and Pennsylvania.
1.7    “Certificate of Analysis” means a document, signed by an authorized representative of Pfizer, describing the Product Specifications of and testing methods applied to the Product, and the results thereof.
1.8    “Certificate of Compliance” means a document signed by an authorized representative of Pfizer attesting that a particular lot, batch or run was manufactured in accordance with cGMP, Applicable Law, and the Product Specifications. The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by Trevena for regulatory purposes or Applicable Law.
1.9    “cGMP” means those principles and guidelines of good manufacturing practices as current Good Manufacturing Practices is defined in the FDA rules and regulations, including the United States regulations set forth at 21 CFR Parts 210-211, as appropriate and as the same may be amended from time to time, and the corresponding requirements of any other applicable jurisdiction.
1.10    “Commercial Year” means each period of twelve (12) consecutive calendar months during this Agreement beginning on January 1st and ending December 31st, except for the first Commercial Year, which shall commence on the first day of the month after the month in which Trevena makes its first bona fide commercial sale of a Product to a non-Affiliate customer and ends on December 31st of the following year.
1.11    “Components” means the excipients, the vials and the component parts of the vials into which the Drug will be filled, and the labeling, packaging, ancillary goods, shipping materials and other items to be procured by Pfizer from various components supplier(s) to manufacture the Products in accordance with the Product Specifications.
1.12    “Confidential Information” has the meaning set forth in Section 11.1.
1.13    “Controlled Substance" means a drug or other substance, or immediate precursor, included in schedule I, II, III, IV, or V of part B of 21 U.S.C., §802(6).
1.14    “Drug” means Trevena’s proprietary human pharmaceutical compound known as TRV130 (Oliceridine), an intravenous G Protein-biased ligand of the µ-opioid receptor used in the treatment of moderate to severe acute pain.
1.15    “Drug Master File” or “DMF” as used in Section 4.3, means the drug master file (as such term is defined in 21 C.F.R. Part 314.420) that may be used to provide confidential, detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of drug products intended for human use.
1.16    “DEA” means the United States Drug Enforcement Agency.
1.17    “Facility” means Pfizer's pharmaceutical manufacturing plant at McPherson, Kansas, or such other manufacturing facility mutually agreed to by the Parties in writing.
1.18    “FDA” means the United States Food and Drug Administration or any successor entity thereto.
1.19    “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. 301), as amended from time to time.
1.20    “Intellectual Property” or “IP” means all inventions, formulations, processes, works of authorship, and any and all rights under U.S. and/or foreign patents, trade secrets, know-how, copyrights, trademarks and other industrial or intangible property rights of a similar nature and moral rights; all rights pursuant to grants and/or registrations worldwide in connection with the foregoing and all other rights with respect thereto; all rights under applications for any such grant or registration, all rights of priority under international conventions to make such applications and the right to control their prosecution, and all rights under amendments, continuations, divisions and continuations-in-part of such application; and all rights under corrections, reissues, patents of addition, extensions and renewals of any such grant, registration and/or right.
1.21    “Manufacturing Process” means any and all processes (or any step in any process) that is provided to Pfizer by Trevena and that will be used to manufacture the Product, as evidenced in the batch documentation and/or development reports.
1.22    “Master Batch Record” shall mean the document that defines the manufacturing methods, materials, and other procedures, directions and controls associated with the manufacture and testing of the Product, which may be amended in writing from time to time by mutual agreement of the Parties.
1.23    “MSDS” means the Material Safety Data Sheet for the Product or the API containing such information as may be required by applicable government agencies.
1.24    “Product” means the Drug in final dosage form, filled, finished and packaged in standard glass vials with flip-top seals, or as otherwise mutually agreed by the Parties.
1.25    “Product Specifications” means those product, labeling and performance specifications for the Product filed with and approved by the relevant Regulatory Authority, including Product formulae, labeling, and materials required for the manufacture of the Product that is to be purchased and supplied under this Agreement, as such are set forth on Schedule 1.25, which specifications may be amended by the Parties from time to time in accordance with this Agreement.
1.26    “Quality & Technical Agreement” means the quality agreement that will be negotiated and signed by authorized representatives of the Parties and which will govern the essential quality obligations of them in the manufacture, testing and release of the Products hereunder. The Quality & Technical Agreement may be amended or revised from time to time by the mutual written agreement of the Parties. A copy of the Quality & Technical Agreement is attached hereto and incorporated herein as Schedule 7.2.
1.27    “Regulatory Approval” means the pre- and post-approval, licenses, registrations or authorizations of any relevant Regulatory Authority, including the FDA and DEA, necessary for the manufacture, distribution, sale or use of the Product in any relevant jurisdiction in accordance with Applicable Law.
1.28    “Regulatory Authority” means any federal, state or local or other regulatory agency, department, bureau or other governmental entity (including the FDA and DEA), which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, import, sale and use of the Product in any relevant jurisdiction.
1.29    “Term” means, individually the Initial Term of this Agreement, or collectively the Initial Term and any Renewal Term, as those defined terms are used herein.
1.30    “Territory” means the United States of America, including the District of Columbia, the Commonwealth of Puerto Rico, all territories and possessions of the United States of America, United States military bases, and any other location over which the FDA has jurisdiction to regulate medicinal products intended for human use.
1.31    “Third Party” means any party other than Pfizer or Trevena and their respective Affiliates.
1.32    “Waste” means all rejects, improper goods, garbage, refuse, remainder, residue, waste water or other discarded material, including solid, liquid, semisolid, or contained gaseous material that arises from the manufacture of the Product, including rejected, excess or unsuitable materials, API and Products.

ARTICLE 2
PROJECT OVERVIEW
2.1    General Principles
The Parties shall undertake a product development project (“Project”) consisting of the development activities and applicable timelines set forth on Schedule 2.1 (“Statement of Work”). Under the Project, Pfizer shall assist Trevena to develop the Product and to obtain any required Regulatory Approval(s) in the Territory. Subject to the successful completion of the Project in accordance with the Statement of Work, and following receipt by Trevena of all necessary Regulatory Approvals, Pfizer then shall manufacture and deliver Product to Trevena for sale by Trevena as a human pharmaceutical product.
2.2    Commercially Reasonable Efforts
Each Party shall use all commercially reasonable efforts successfully to complete the Project. However, the Parties acknowledge and agree that neither of them can guarantee that the Project will be successful, nor warrants that a marketable product will result from the Project.
ARTICLE 3
SERVICE FEES; SCOPE CHANGES; PROJECT MANAGEMENT
3.1    Development Fees
Trevena shall pay Pfizer a non-refundable development fee (the “Development Fee”) for its work under the Project in accordance with the payment schedule set forth in the tables on Schedule 3.1.
3.2    Stability Studies
In accordance with requirements of the Statement of Work, Pfizer will prepare pre-market, and if requested by Trevena, market-life stability batches of Products and perform stability studies (“Stability Work”). The essential obligations of the Parties regarding Stability Work and the charges therefor are set forth on Schedule 3.2.
3.3    Changes in Project Scope
(a)    Changes; Proposal In the event (i) Trevena requests that changes be made to any material aspect of the Project or the Product Specifications, or (ii) technical difficulties require that Pfizer perform either additional work or repeat work, and such additional work is required not because of Pfizer’s fault or negligence, or (iii) the Parties mutually agree to conduct additional work related to the subject matter of this Agreement, Pfizer shall provide Trevena with terms and conditions of any such additional, repeat or new work, including the scope of work, pricing, timeframes and responsibilities in a proposal to be mutually agreed upon in writing and signed by both Parties (each, a “Proposal”). Pfizer’s pricing will include professional and other employees service fees quoted at its customary per/hour, per/person rates then in effect, relative to the work to be performed, consistent with its charges to other similarly-situated customers. Each Proposal shall reference this Agreement, shall be implemented as a change order when signed by the Parties, and the terms and conditions of this Agreement shall govern and control any and all such additional, repeat or new work; provided, however, that if any provision of any Proposal conflicts with this Agreement, the terms of this Agreement shall prevail with respect to all terms except pricing terms. Pfizer shall bear the costs and expenses of any changes to the Proposal or delays to the Project which are caused by Pfizer’s requirement for Regulatory Authority approval or other authorizations (specifically, Drug Enforcement Agency (“DEA”) quotas) which are not requirements of Applicable Law or occur as a result of Pfizer-specific policies that are not otherwise required by Applicable Law.
(b)    Expansion of Territory. Trevena shall give Pfizer reasonable prior notice in the event that it desires to pursue marketing and sales activities for the Product in countries or geographic regions outside of the Territory. The Parties will then determine the preparatory work that may be required (if any) and upon agreement, Pfizer shall provide Trevena with all necessary additional technical/developmental and regulatory support, including, for example, regulatory support for Trevena’s supplemental regulatory filings, packaging and product development, labeling, and relevant Regulatory Authority inspections. Any additional technical/developmental and regulatory support for such other countries or geographic regions shall be considered a change in Project scope and the Parties will agree to the reasonable incremental costs of such additional support in accordance with Section 3.3(a). Any additional pre-approval inspections of the Facility that may be required by relevant Regulatory Authorities as a result shall be reimbursed in accordance with Section 7.5(b). If Trevena chooses to engage Pfizer to manufacture the Product for marketing and sale outside of the Territory, such batches which are produced shall be applied to any and all of Trevena’s Minimum Purchase Requirement as defined in Section 6.8. Except as provided herein, nothing contained in this Section 3.3(b) shall grant any right to Pfizer, or obligate Trevena in any way to engage Pfizer to manufacture the Product for sale outside of the Territory.
(c)    Assignment Fee. In the event that Trevena assigns or otherwise transfers substantially all of its rights and obligations under this Agreement to a Third Party pursuant to Section 12.5, either to a commercial licensing partner or an acquirer of Trevena’s business, [*] If a technology transfer is associated with the assignment, the specific technology transfer scope, activities and associated costs will be defined in a project plan.
3.4    Steering Committee; Project Manager
(a)    Steering Committee. Pfizer and Trevena will jointly constitute a team (“Steering Committee”) comprised of not less than [*] members from each Party (or such number as the Parties mutually agree) to oversee the work under the Statement of Work as well as commercial manufacturing with [*] representative from each of Trevena and Pfizer having the authority to make decisions on behalf of such Party. The Steering Committee representatives may invite other employees of the Parties or their Affiliates to the Steering Committee meetings, to serve in an advisory capacity as relevant to the matters at hand. The Steering Committee will be considered as a working committee that will have as its goal the prompt and mutually agreeable resolution of any financial, technical or quality issues that may arise in order to advance and preserve a harmonious relationship established by and between Pfizer and Trevena. Either Party may change its representatives on the Steering Committee at any time by written notice to the other Party.
The Steering Committee shall meet at least quarterly or as otherwise may be necessary or agreed by the Steering Committee, which meetings shall occur by teleconference, videoconference or in person and may address any relevant issue a party wishes to call to the attention of the Steering Committee, to review past performance on mutually agreed upon metrics, discuss future partnership objectives, and to oversee the relationship between Trevena and Pfizer. The Steering Committee shall be responsible for performing the following functions:
(i)    reviewing business strategy;
(ii)    ensuring goal alignment;
(iii)    assessing and developing risk mitigations and/or redundancies;
(iv)    discussing market dynamics and impact to supply/demand; and

(v)	implementing procedures for project governance and the resolution of questions or disputes that may arise under this Agreement or the Project Statement of Work
(b)    Project Team; Project Manager. Promptly upon execution of this Agreement, Pfizer and Trevena shall each designate such of their respective employees from product development, quality assurance, manufacturing, and project management to form a team (“Project Team”) to direct the activities to be carried out under the Statement of Work. Each Party shall also designate one of its employees to act as its project manager (each, a “Project Manager”), who will be primarily responsible for communicating all instructions and information concerning the Project to the members of the Project Team. The Project Team and/or the Project Managers shall consult periodically during the performance of the Services, through face-to-face meetings, telephone conferences and/or videoconferences, at times to be mutually agreed upon by the Project Managers. Each Party may appoint a substitute or replacement Project Manager or a member(s) of the Project Team in the absence of its original Project Manager or original member(s) of the Project Team by notifying the other Party in writing of such substitution or replacement. Neither the Project Managers nor the Project Team shall have the right to modify, amend or waive any provision of this Agreement.
3.5    Development Supplies
Based on Trevena’s final Product formulations, concentration and fill volume and the Parties’ agreement to the final Product Specifications, Pfizer will manufacture the Products as engineering batches, validation batches and stability batches (collectively, the “Development Supplies”) at the prices set forth in the Statement of Work. The Parties acknowledge that Development Supplies may include products utilized for development purposes only (e.g., in media fills, engineering runs, or as stability testing materials), which are not intended for commercial sale in the market; provided, however, that Pfizer will manufacture all validation batches of Product in accordance with cGMP, which, if permitted by Applicable Law, would allow Trevena to use such validation batches as part of its commercial supply. In accordance with a schedule to be mutually agreed by the Parties, Trevena shall issue its purchase order(s) for such Development Supplies at least [*] days before any requested delivery date. For the sake of clarity, all relevant provisions of Articles 5, 7, 8 and 9 also shall apply to the manufacture and delivery of the Development Supplies.
ARTICLE 4
REGULATORY SUBMISSIONS; APPROVALS
4.1    Regulatory Assistance
Except as otherwise provided herein, Trevena will be solely responsible for obtaining and maintaining any Regulatory Approvals, licences, registrations or authorizations of any relevant Regulatory Authority required for the manufacture, distribution, sale and use of the Product in the Territory.
(a)General Review. In consideration of the Development Fees that Trevena will pay under the Statement of Work, upon Trevena’s request, Pfizer will review those portions of Trevena’s proposed regulatory submissions as relate to Pfizer’s manufacturing, packaging and quality control, quality assurance, facilities, personnel, procedures and organization before the submissions are filed with relevant Regulatory Authorities. Pfizer will use its commercially reasonable efforts to complete its review of Trevena’s submissions within [*] calendar days (but in any event, no later than [*] calendar days) after receipt and will promptly inform Trevena of any anticipated delays.
(b)Responses to Regulatory Authorities. At Trevena’s request, Pfizer shall consult with and advise Trevena in responding to questions from a Regulatory Authority regarding Trevena’s regulatory submission for the Product, provided, however, that Trevena shall have the final control over such submissions. Pfizer shall provide Trevena with cost estimates based on Pfizer’s customary per/hour, per/person rates for professional and other employees then in effect, relative to the work to be performed, consistent with its charges to other similarly-situated customers for any additional review and consultation as may be required by the Regulatory Authority (for example, for technical responses to an FDA finding of deficiency, should one arise). If Trevena approves such costs in writing, Trevena shall reimburse Pfizer for such approved costs upon completion of the work and within [*] days of receipt of Pfizer’s invoice.
4.2    Facility Approvals
Pfizer will secure and maintain in good order, at its sole cost and expense, such current governmental registrations, licences, permits and approvals as are required by Regulatory Authorities in order for Pfizer to perform all of its obligations under this Agreement and to manufacture the Products at the Facility.
4.3    Access to Drug Master Files
Where applicable, Pfizer will grant Trevena reference rights to all Drug Master Files and Site Master Files necessary to support Trevena’s regulatory filings for the Product. To affect this, Pfizer will execute certain letters of authorization, which will be delivered to the appropriate Regulatory Authorities to permit them to consult Pfizer’s DMFs and SMFs in their review of Trevena’s Product regulatory submissions. Pfizer will send copies of such authorization letters to Trevena. Pfizer will update its DMFs and SMFs annually and will inform Trevena prior to making any modifications thereto in order to permit Trevena to amend or supplement any affected regulatory submissions and filings for Product.
4.4    User Fees
Trevena will pay any Regulatory Authority user fees, if any, which may become payable for the Product.
4.5    Ownership of Regulatory Approvals
The Parties agree that Trevena will be the sole and exclusive owner of all right, title and interest in and to all Regulatory Approvals related to the API and Product and any submissions for such Regulatory Approvals. Pfizer will reasonably assist Trevena in the preparation of all documents necessary to affect Trevena’s rights in such Regulatory Approval applications and submissions, at the expense of Trevena. Trevena will provide to Pfizer for its files a final copy of the CMC section related to Pfizer activities of any such applications and/or submissions for Regulatory Approval unless otherwise prohibited by Applicable Law.
ARTICLE 5
PRODUCT MANUFACTURING
5.1    Purchase and Sale of Products
Upon Trevena’s receipt of all necessary Regulatory Approvals pursuant to the terms and conditions of this Agreement and for the term of this Agreement, Pfizer shall manufacture, sell and deliver to Trevena and Trevena will purchase from Pfizer certain of its requirements for the Product for sale in the Territory at the prices set forth herein. Trevena agrees that [*] to be marketed, distributed and sold in the Territory. Beginning with [*], and thereafter, throughout remainder of the Term, provided that Pfizer is not in material default of its obligations under this Agreement, Trevena agrees that [*].
5.2    Manufacturing Standards; Changes
(a)    Product Specifications. The Product Specifications are set forth on Schedule 1.25. Pfizer will manufacture the Product in accordance with the Specifications, cGMP and all Applicable Laws, as then in effect. The Product Specifications may be modified from time to time in accordance with the provisions of Section 5.2(b) and Section 7.7.
(b)    Changes. The Parties agree that if Trevena wishes to amend any aspect of its Manufacturing Process or the Product Specifications (“Discretionary Changes”), Trevena will provide written notice thereof to Pfizer for Pfizer’s review and approval, which approval Pfizer will not unreasonably withhold, except where such change would have a material adverse impact on Pfizer’s manufacturing operations in the area of the Facility where the Product is to be manufactured. Furthermore, each Party will promptly notify the other of any new instructions or changes to the Product Specifications that are required by any Regulatory Authority, change in Applicable Laws or other regulatory requirements, or by medical concerns related to the toxicity, safety and/or efficacy of the Products (“Required Changes”). The Parties will confer with respect to the best means to comply with such instructions or change requirements; provided, however, that Pfizer will comply with any reasonable instructions issued by Trevena with respect to implementing any Required Changes. An analytical improvement will be considered to be a Discretionary Change unless requested or required by a Regulatory Authority, in which case such improvement will be considered a Required Change.
(c)    Costs of Changes. Except as may otherwise be agreed in the Statement of Work, [*] any and all costs with respect to Required Changes that are required to bring its manufacturing operations into compliance with Applicable Laws, and [*] any and all other costs related to Required Changes affecting the Product, which are unrelated to bringing Pfizer’s manufacturing operations into compliance with Applicable Laws. Any Discretionary Changes to the Product Specifications or the Manufacturing Process initiated by either Party will be agreed to by the Parties, including which Party or Parties will be responsible for the funding of such Discretionary Changes. All Discretionary or Required Changes will be implemented in accordance with the change control provisions of the Quality & Technical Agreement.
(d)    Cost Reduction Changes Prior to Commercialization. The Steering Committee and the Project team shall undertake good faith discussions to consider measures to reduce the cost/pricing of the Product resulting from business, manufacturing and/or other changes which may be necessitated due to phase III clinical data and/or regulatory feedback. These changes could include, among other things:

(i)	Different fill volume and vial size combinations [*];
(ii)    [*]; and
(iii)    [*]
Any such measures to be undertaken must be first approved by the Steering Committee and will be implemented in accordance with the scope change provisions of Section 3.3(a),
5.3    Pre-Approval Manufacture
Pfizer agrees to manufacture and supply those quantities of Product requested in firm Purchase Orders by Trevena that are necessary to validate Pfizer’s manufacturing Facilities, obtain the necessary Regulatory Approval for Pfizer’s production of the Product and build Trevena’s pre-Regulatory Approval inventory as may be requested by Trevena. Trevena will pay for such Products in accordance with the terms and conditions of this Agreement, irrespective of whether the Products ultimately receive Regulatory Approval.
5.4    Active Pharmaceutical Ingredient
(a)    API Supply. Unless otherwise provided in the Project Statement of Work or this Agreement, the following provisions will apply to supplies of API by Trevena to Pfizer.
(i)    Trevena API Supply. Pfizer will manufacture the Product for Trevena from API that Trevena shall supply to Pfizer [*]. Trevena will supply API to Pfizer in quantities sufficient to satisfy Pfizer’s gross manufacturing requirements of the Product, as specified in [*] purchase orders submitted by Pfizer and on lead times discussed and agreed by the Project Managers, but in no event later than [*] days prior to the scheduled start of manufacture. Pfizer will use the API received from Trevena only for the development activities contemplated by this Agreement and the manufacture of Product for Trevena and for no other purpose. Pfizer agrees that it will not acquire any right, title or interest in or to the API and will not distribute, sell or otherwise transfer the API to any Third Party or generic manufacturer or otherwise use the API for the manufacture of any generic version of the Product unless otherwise directed by Trevena in writing. Trevena will deliver the API, [*], the Facility pursuant to [*] purchase orders that Pfizer issues to Trevena. Pfizer shall be solely responsible, at its own cost and expense, for the proper storage and handling of all API once it has been accepted into the Facility, including separate storage as a Controlled Substance if and as required by the DEA. In accordance with DEA regulations, Pfizer will produce and maintain complete and accurate records regarding the receipt, storage and use of the API under this Agreement and will provide to Trevena a copy of its year-end Controlled Substance reconciliation report pertaining to the API. Any API, which is not used as provided in this Agreement shall be returned to Trevena or otherwise disposed as directed by Trevena in writing in accordance with Section 10.6(b).
(ii)    API Documentation; Samples. With each delivery of API, Trevena will include a certificate of analysis, signed by an authorized individual of Trevena (or its designated API supplier) containing basic information regarding the API, including (A) the manufacturing date of the batch/lot delivered, (B) the batch/lot number, and (C) the quantity of API in such batch/lot as shipped to Pfizer (will be provided on the certificate of analysis or an equivalent document such as a bill of lading or packing slip).
(iii)    Incoming Testing. Within [*] days of Pfizer’s receipt of any API supplied by Trevena, Pfizer will (A) perform an identification test on the API and confirm the shipment quantity and (B) notify Trevena in writing of any inaccuracies with respect to quantity or certificate of analysis or of any claim that any portion of the shipment fails the identification test. Subject to the provisions of Section 5.4(a)(iv), in the event Pfizer notifies Trevena of any deficiency in the quantity or quality of API received, Trevena will promptly ship to Pfizer, [*], the quantity of API necessary to complete the API shipment. In the event Pfizer notifies Trevena that the API shipment does not conform to the Active Pharmaceutical Ingredient Specifications, Trevena will have the right to confirm such findings at the Facility.
(iv)    API Dispute Resolution. If Trevena contends that such shipment of API conforms to the API Specifications and Pfizer does not concur, the Parties will submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conforms to the API Specifications, Pfizer will bear all expenses of shipping and testing such shipment samples. If such independent laboratory confirms that such shipment does not meet the API Specifications, Trevena will replace, at no cost to Pfizer, the portion of the API shipment which does not conform to the API Specifications and reimburse Pfizer for all expenses of shipping and testing the shipment samples. Pfizer will dispose of any nonconforming portion of any API shipment as directed by Trevena, at Trevena’s expense.
(b)    Title. Notwithstanding [*] Trevena will retain title to the API while it is in the Facility. [*] and accepted by Pfizer, subject to the limitation in Section 5.4(c). Pfizer will mark the API as the property of Trevena and not permit any lien to be placed upon the API arising out of any act or omission of Pfizer.
(c)    Loss and Replacement of API. In the event of loss or damage of any API delivered hereunder or the failure of Product to meet Product Specifications, Trevena will supply to Pfizer replacement API according to the terms set forth in Section 5.4(a), except as otherwise provided herein. If the need for replacement of such API results from a material breach of any obligation of Pfizer under this Agreement or any negligent or intentional act or willful omission by Pfizer in the manufacture, handling or storage of Product or API, Trevena will supply to Pfizer replacement API and Pfizer will be responsible for the cost of the replacement API equal to Trevena’s purchase cost/kg (as evidenced by Trevena’s invoices) plus all related shipping and handling charges.
(d)    Maximum Liability. In no event shall Pfizer’s liability for API replacement costs exceed [*] This Section 5.4(d) states Trevena’s sole remedy, and Pfizer’s sole liability, with respect to any claim arising under Sections 5.4(c), 5.4(e), 5.8(h) and 7.10(b). For purposes of this Section 5.4(d), the term “Occurrence” shall mean any incident involving (A) the handling and storage of Trevena’s API prior to the start of compounding operations, (B) storage of the Product after completion of filling, testing and release operations, but (C) explicitly excludes any and all aspects of compounding, filling, finishing, testing and releasing the API and/or Product. Pfizer shall not be responsible for replacement of the API beyond the limitations of liability stated herein. However, this limitation of liability shall not apply if any API losses are caused by Pfizer’s gross negligence or willful misconduct or if Pfizer knowingly supplies any of the API to a Third Party (except as for testing purposes under Section 5.4(a)(iv)) under this Agreement, including a Third Party competitor of Trevena or a generic drug product manufacturer.
(e)    API Consumption Factor. After Pfizer has completed its initial validation runs and during the initial stages of Pfizer’s commercial manufacture of the Product, the Parties shall consult with a view to develop a strategy for maximizing the yield of the API supplied by Trevena. Based upon such consultations, the Parties shall establish a maximum API consumption factor target for the Product to be manufactured in accordance with Trevena’s Purchase Orders. When Pfizer has achieved manufacturing of consistent batch quantities [*] of the Product in accordance with the maximum consumption factor target, the Parties shall set out in writing binding terms and conditions for manufacturing criteria, such as an API yield minimum, permitted variances of API usage and consequences of out-of-variance performance. Once the maximum consumption factor has been established, if, during any Commercial Year period, Pfizer’s consumption of API exceeds the maximum agreed upon consumption factor Pfizer shall reimburse Trevena for any excess consumption at Trevena’s cost/kg, subject to the limitation of Section 5.4(d).
5.5    Facility; Dedicated Equipment
(a)    Facilities and Equipment. Except as provided below, Pfizer will provide, at its own cost and expense, all facilities, equipment, machinery, and materials to manufacture the Product in accordance with the Product Specifications, and the professional and other labor necessary for the successful performance of its obligations hereunder.
(b)    Dedicated Equipment. The Parties have agreed that certain specialized or dedicated equipment (“Dedicated Equipment”) is required to manufacture Product for Trevena as set forth on Schedule 5.5. The Parties have further agreed that Pfizer shall advise Trevena of the Dedicated Equipment required and the estimated costs associated with the purchase, installation and validation of the Dedicated Equipment. [*], subject to Trevena’s prior written approval of such costs, which approval will not be unreasonably withheld or conditioned. Upon such approval, Pfizer will then purchase, install and validate the equipment and bill Trevena for the associated costs in accordance with the terms agreed in the Statement of Work. [*] Title to the Dedicated Equipment shall be and remain in Trevena’s name. Pfizer shall (and shall cause its Affiliates to) (i) label the Dedicated Equipment as the property of Trevena, (ii) use the Dedicated Equipment solely for the manufacture of the Product for and on behalf of Trevena, (iii) keep the Dedicated Equipment free of liens, claims and encumbrances, (iv) operate the Dedicated Equipment in accordance with the manufacturer’s instructions, (v) maintain the Dedicated Equipment in good working condition and in compliance with cGMP and Applicable Laws, provided that, for any repairs covered by a manufacturer’s warranty, Trevena shall authorize such repairs under such warranty solely to the extent Pfizer grants access to the Facility for the performance of such repairs, and (vi) ensure the Dedicated Equipment is insured at all times in the amounts adequate to replace the Dedicated Equipment. Upon the expiry or earlier termination of this Agreement, Pfizer will return or otherwise dispose of Dedicated Equipment at Trevena’s direction in accordance with Section 10.6(b).
5.6    Components; Materials
Unless otherwise agreed, Pfizer will be responsible for the procurement and qualification of the Components and other raw materials required for the manufacture of the Product. Pfizer will procure all of the Components from suppliers that have been approved and qualified by Pfizer in accordance with Pfizer’s internal vendor qualification and approval processes. The Parties understand and agree that Trevena has reviewed and approved the Components and Component suppliers listed in the Product Specifications. Under no circumstances will Pfizer have any liability to Trevena, nor will Pfizer be deemed to be in breach of this Agreement, if Pfizer is unable to supply the Product to Trevena due to a failure of such suppliers to provide such Components to Pfizer, provided, however, that Pfizer has used all commercially reasonable efforts to obtain the relevant Components from approved Component suppliers in accordance with Trevena’s forecasts. [*] The cost of the Components is included in the price of the Product.
5.7    Product Labeling
(a)    Labeling. Pfizer shall label the Product in accordance with the Product Specifications using content provided by Trevena. Trevena shall control the content and type of all labeling and packaging (and any changes or supplements thereto) for the Product and shall have the responsibility, at Trevena’s expense, for (i) ensuring such content is compliant with the Regulatory Approval and all Applicable Law, and (ii) any changes or supplements to such content, including the expense of securing any approvals required by any applicable Regulatory Authority for any such changes or supplements. Pfizer shall be responsible for obtaining such labels, packaging and packaging Components (and any changes or supplements thereto) in accordance with content specified by Trevena.
(b)    Labeling Changes. Should Trevena request or be required to make any modifications to Product labeling and packaging, it shall submit a written change order to Pfizer containing the requested or required modifications, together with any documentation specifying the content of the new labeling and packaging, including all necessary photo-ready art (or its substantial equivalent). Pfizer shall promptly provide Trevena with a statement of estimated charges for the work to be performed based on its per/person, per/hour rates then in effect, and its estimated timeline for implementing the changes. Upon written approval by Trevena, which approval shall not be unreasonably withheld, Pfizer will perform all requested or required labeling and packaging work. Trevena shall pay Pfizer for the work performed, in addition to reimbursing Pfizer for the cost of any existing labeling and packaging that has become obsolete as a result of such changes; provided, however, that such labeling and packaging shall not exceed the quantity of labeling and packaging required for the Product forecasted by Trevena for manufacture in the relevant Firm Order Period.
5.8    Product Testing and Release
(a)    Test Methods. Upon completion of manufacture, Pfizer will test each batch of Products for conformance with the Product Specifications and cGMP in accordance with agreed-upon quality control test methods set forth on Schedule 7.1, the Quality & Technical Agreement or as otherwise requested by Trevena.
(b)    Documentation. After Pfizer has carried out and reviewed all testing in accordance with its quality control processes, procedures and other agreed test methods, Pfizer will provide Trevena with a Certificate of Analysis (and a Certificate of Compliance, if so required) confirming that the batch was manufactured in conformity with the Manufacturing Process and Applicable Law (including cGMP) and complies with the Product Specifications. Pfizer will also provide copies of batch records and all other documents and records as required by the Quality & Technical Agreement, as well as such samples of the batch as Trevena may reasonably request. Trevena will review all of the documentation and discuss its observations, if any, with Pfizer. Once all observations are resolved, and Trevena has reviewed and approved all of the documentation provided by Pfizer, Trevena will approve the batch by providing to Pfizer its authorization to release the batch for delivery (“Release Authorization”). Pfizer will then make the batch available to Trevena at the Facility.
(c)    Inspection; Rejection. Trevena shall inspect, perform its quality assurance tests, and accept or reject, the corresponding batch as conforming or non-conforming with the Product Specifications [*], the timely resolution of all error and deviation records and if, applicable, batch samples. If Trevena rejects the batch as being non-conforming, it shall promptly notify Pfizer. If, as a result of further review and testing, Pfizer determines that the batch does conform to the Product Specifications or is otherwise not defective, the Parties shall mutually confer to find the root cause of the disagreement regarding batch non-conformity. If the Parties do not agree that a non-conformity exists, the Parties shall then submit samples of such batch to an independent laboratory acceptable to both Parties as further provided in Section 5.8(f).
(d)    Deemed Acceptance. If Trevena does not notify Pfizer in writing of Trevena’s rejection [*], Trevena shall be deemed to have accepted the Product, except that Trevena shall retain the right to revoke acceptance of Product for a Latent Defect pursuant to Section 5.8(h).
(e)    Product Quantity. If the quantity of Products produced in any batch manufactured and proffered for delivery to Trevena is materially less than the quantity specified in the applicable Purchase Order, then the parties will meet to discuss in good faith and agree to one or more remedies to resolve the shortage in a fair and equitable manner. For purposes of clarity, “materially less” shall mean a batch of Products with an abnormally high number of units either rejected or set aside at Pfizer’s determination for sampling, stability or for other reasons outside of the ordinary course of manufacturing and based on historic experience at the Facility.
(f)    Disputes Regarding Non-Conformity; Independent Testing. In the event of an unresolved dispute as to whether a batch does or does not comply with Product Specifications, Pfizer and Trevena will appoint a mutually agreeable independent laboratory to perform comparative tests and/or analyses on samples of the Product claimed to not comply with the Product Specifications. The independent laboratory’s results will be in writing and will be final and binding, save for manifest error on the face of its report; provided, however, that the independent laboratory may also determine that additional sample testing by an independent laboratory is necessary. Unless otherwise agreed to by Pfizer and Trevena in writing, the costs associated with such testing and review will be borne by the Party against whom the independent laboratory rules. Pfizer will furnish the independent laboratory such instructions regarding the storage, handling and potential hazards of any Product as are provided to or developed by Pfizer by or on behalf of Trevena. Notwithstanding the foregoing, the Parties agree that the independent testing and review processes are only relevant to determine whether a batch complies with Product Specifications and shall not apply to disputes concerning whether a batch was manufactured in accordance with the Manufacturing Process and Applicable Law (including, cGMP).
(g)    Replacement; Disposition of Rejected Product. Pfizer shall use all reasonable efforts to replace, at no cost to Trevena, that portion of the batch which does not conform to the Product Specifications or was not manufactured in accordance with the Manufacturing Process and Applicable Law (including cGMP) as soon as possible, given manufacturing capacities and scheduling at the Facility [*]; provided, however, that [*]. Pfizer shall dispose of any rejected Products at its own cost and expense and in accordance with Applicable Law. Pfizer shall make all documentation relating to such disposition available to Trevena upon Trevena’s request
(h)    Latent Defects. Notwithstanding the acceptance provisions of Section 5.8(c) and (d), Trevena will have the right to reject any batch of Products that are subsequently found to be non-conforming due to latent defects. For purposes of this Section 5.8(h), “latent defects” are any defects in the Product which are not discoverable using ordinary diligence and reasonable care in applying the quality control and test methods specified in the Quality & Technical Agreement, render the Product not conforming to Product Specifications and are caused by Pfizer. The Parties will consult to confirm the cause of the latent defects. If the Parties do not agree as to whether the Product is non-conforming, they will submit samples of such Product for independent testing in accordance with Section 5.8(f). If it is confirmed that the cause of the latent defect is attributable to Pfizer, then Pfizer will replace at no cost to Trevena all such latently defective Products with Products that meet the Product Specifications, subject to the provisions of Section 5.4(c) and the limitations of Section 5.4(d). All other relevant provisions of this Section 5.8 will apply to the inspection, testing and release of such replacement Products.
5.9    Waste
Pfizer will be responsible for the removal and disposal of all Waste resulting from Pfizer’s manufacturing of the Product, consistent with the Product’s Material Safety Data Sheet.
5.10    Miscellaneous
(a)    Process Rework. Pfizer will not rework or reprocess a Product unless authorized in advance by Trevena in writing and there is a validated process for such rework or reprocessing of Product. Re-inspection does not constitute rework or reprocessing. Process rework that may become necessary as a result of Trevena’s changes will be billed separately at a reasonable fee to be mutually agreed between the Parties in writing.
(b)    Sub-Lots. Should Trevena desire Pfizer to split a manufacturing lot of Product into two (2) or more sub-lots during packaging, [*].
ARTICLE 6
FORECASTS; ORDERS; DELIVERY; INVOICING
6.1    [*] Product Supply Forecast
For capacity planning purposes, upon its submission for Regulatory Approval for the McPherson Facility, Trevena will provide Pfizer with a non-binding, written forecast of its estimated annual requirements of the Product during each of the first [*] Commercial Years of this Agreement (“Annual Forecast”). Thereafter, by [*] of each Commercial Year, Trevena will update the Annual Forecast for the period commencing on January 1st of the next Commercial Year. The Parties acknowledge that Trevena may adjust its Annual Forecast based on the controlled substance quota that the DEA issues for the Facility in any given year. For such purpose, Pfizer will promptly notify Trevena of any DEA quota that may be inconsistent with Trevena’s Annual Forecast.
6.2    First Purchase Order
The Parties will cooperate in estimating and scheduling production for Trevena’s first commercial order of Product from Pfizer, which in any case Trevena will place no later than [*] months in advance of Trevena’s desired Product availability date.
6.3    Rolling Forecast
(a)    Forecasting. Concurrent with the placing of its first order of Product with Pfizer, and thereafter, during the first month of each calendar quarter thereafter, Trevena will provide to Pfizer a good faith, estimated rolling forecast of the quantity of Products that Trevena expects to order for the coming [*] period of time (each, a “Rolling Forecast”). The first [*] of each Rolling Forecast shall be considered a binding commitment upon Trevena to purchase quantities described therein and a binding commitment upon Pfizer to produce and deliver such quantities on the delivery dates described therein (“Firm Order Period”). The last [*] of each Rolling Forecast shall be non-binding upon the Parties. Based upon each Rolling Forecast, Pfizer will place adequate quota requests to the DEA in a timely fashion to ensure compliance with all Applicable Laws, regulations and timing requests (including applicable reporting requirement).
(b)    Adjustments. Pfizer shall review Trevena’s Rolling Forecasts at the time they are submitted and if any such Rolling Forecast is not consistent with the requirements of this Agreement (e.g., a change to a DEA quota), the Parties shall meet to discuss any necessary adjustments to the Rolling Forecasts. Notwithstanding the foregoing, in the event that circumstances beyond the control of both Parties cause a delay in commercialization of Product in the Territory, Trevena may cancel Products ordered within the Firm Order Period without penalty or liability to Pfizer, provided that [*] but (iii) if Trevena cancels any Purchase Order within [*] days of the scheduled start of manufacture, Trevena will be liable for the full price of the cancelled Purchase Order, as set forth in Section 6.9(b).
6.4    Purchase Orders
Trevena shall submit purchase orders for Product (each, a “Purchase Order”) to Pfizer at the time it submits its Rolling Forecasts per Section 6.3(a), which in all cases shall be least [*] days prior to Trevena’s requested delivery date as specified in the Purchase Order. Pfizer shall use its commercially reasonable efforts to meet the delivery dates set forth in each Purchase Orders, provided, however, that, absent any investigations, testing or other issues raised by Trevena in its inspection of the Product in accordance with Section 5.8(c), [*] after Trevena’s Purchase Order submission. All Purchase Orders shall reference this Agreement and shall be governed exclusively by the terms contained herein. Trevena shall set forth in each Purchase Order (a) the quantity of Product ordered, (b) the amount of API required to fill the Purchase Order, (c) the specified delivery date and delivery instructions, and (d) the purchase price to be paid for the batch of Product.
6.5    Purchase Order Acceptance
Pfizer will confirm each Purchase Order issued by Trevena within [*] Business Days after receipt and shall confirm in writing to Trevena its acceptance of the Purchase Order, the delivery date(s), the quantity of Products ordered and the purchase price to be paid by Trevena. Provided that Trevena has placed its Purchase Orders in compliance with Section 6.4, Pfizer may not reject any Purchase Order that complies with this Agreement.
6.6    Excess Quantities
[*] Pfizer will not be obligated to supply quantities of Product over and above [*] (“Non-Binding Excess”) but will use commercially reasonable efforts to manufacture and deliver to Trevena all or part of the Non-Binding Excess as soon as reasonably practicable.
6.7    Format of Forecasts and Purchase Orders
Trevena will submit each Rolling Forecast electronically in spreadsheet form and will specify the quantities of Products in units and the Pfizer product number (list number/inventory number). Trevena will submit its Purchase Orders on its standard purchase order forms.

6.8    Minimum Purchase Requirement
Trevena further agrees to purchase from Pfizer in each Commercial Year not less than the minimum quantity of Products from Pfizer in accordance with the provisions of this Section 6.8 (“Minimum Purchase Requirement”). The Minimum Purchase Requirement shall be calculated on the basis of a percentage of the number of units/batches of Product forecasted by Trevena in the most recent twelve-month period in the Rolling Forecast that Trevena provides to Pfizer pursuant to Section 6.3(a). Provided that Pfizer is not in breach of, and materially performs all of its obligations set forth in this Agreement, [*] and waive Pfizer’s manufacture and delivery obligations for the Product. In the latter event, Pfizer shall invoice Trevena for the amount payable, and Trevena shall pay Pfizer such amount [*]. Notwithstanding anything of the foregoing [*] all Product paid for by Trevena in lieu of delivery shall count towards the Minimum Purchase Requirement.
6.9    Purchase Order Changes; Cancellations
(a)    Changes. If Trevena requests that changes be made to any of its Purchase Orders within the Firm Order period, Pfizer will use all commercially reasonable efforts to accommodate such changes within reasonable manufacturing capabilities and efficiencies. If Pfizer can accommodate such changes, Pfizer will advise Trevena of any costs associated therewith. If Trevena indicates in writing to Pfizer that it should proceed to make the changes, Trevena will be deemed to have accepted the obligation to pay Pfizer for such costs. [*]
(b)    Cancellations. Except as provided in Section 6.3(b), if Trevena cancels any Purchase Order within the Firm Order Period, Pfizer shall be relieved of its manufacturing obligations relating to such order. Pfizer shall use commercially reasonable efforts to minimize its expenses and to fill any idle or unused manufacturing capacity as a result of such cancellation and Trevena shall be liable only to the extent of the time and costs actually incurred that result from Pfizer’s inability to fill such idle or unused capacity; provided, however, [*], Trevena shall be liable for the full cost of the batch of Product to have been manufactured and supplied. Furthermore, if Trevena does not supply sufficient API (without providing appropriate notification to Pfizer and allowing for a period for both companies to evaluate the impact of such delay in API delivery) to allow Pfizer to fulfill any Purchase Order or acts improperly in any other manner to effectively prevent Pfizer’s ability to perform, such action shall be deemed a cancellation and Trevena shall reimburse Pfizer for costs actually incurred as a result of such cancellation.
6.10    Shortage of Supply; Risk Mitigation; Redundancies
(a)    Shortage of Supply. In the event that Pfizer is unable to manufacture the Product in accordance with Trevena’s Purchase Orders, Pfizer shall notify Trevena promptly. If the inability is not: (i) caused by an event of force majeure; (ii) attributable in whole or in part to Trevena's acts or omissions or breach of its obligations under this Agreement; or (iii) attributable in whole or in part to Pfizer’s Component suppliers’ acts or omissions and which are not otherwise due to Pfizer’s failure timely to submit orders for Components and maintain an adequate safety stock as per Section 5.6, then Pfizer shall be solely responsible, at its sole cost and expense, for undertaking all commercially reasonable measures to minimize any possible shortage of Product to Trevena as a result of its manufacturing issues. If Pfizer cannot undertake such measures promptly, and [*], (“Inability to Supply”) then Trevena will be relieved of its obligations under Section 5.1, and its Minimum Purchase Requirements for the applicable Commercial Year in accordance with Section 6.8. Trevena shall have the right to procure Product from its existing Third Party contract manufacturer for so long as Pfizer’s Inability to Supply continues. Thereafter, if Pfizer manufactures and delivers Product to Trevena in compliance with all Purchase Orders issued by Trevena [*], the applicable exclusivity and Minimum Purchase Requirement obligations under Section 5.1 and Section 6.8 shall be reinstated.
(b)    Risk Mitigation; Redundancies. If requested by Trevena, the Steering Committee will discuss measures for risk mitigation, including planning and implementing manufacturing redundancies at the Facility or one or more of Pfizer’s other manufacturing facilities. Such redundancies may include the qualification of additional filling lines or other equipment to support a possible expanded validation strategy for the manufacture and additional site approval of the Product. The Parties shall mutually determine the procedures, methods, means and timing for carrying out all of the necessary qualification and validation activities to be set forth by an amendment to be made to the Project Statement of Work in accordance with the procedures of Section 3.3.
6.11    Delivery
Pfizer will deliver the Product to Trevena FCA (Incoterms 2010), the Facility. Title to and risk of loss over the Product will pass to Trevena at the time the Product is placed aboard the vehicle of Trevena’ designated carrier at the loading dock of the Facility. Pfizer will not deliver any Product to Trevena until (a) Pfizer has released such Product pursuant to the Specifications and the terms of the Quality & Technical Agreement, and (b) Trevena has issued to Pfizer its Release Authorization. All freight, handling, insurance, duties and other shipping expenses will be borne by Trevena. For any shipments outside of the United States as agreed by the Parties in writing and permitted by Applicable Law, Trevena will be the exporter of record; provided, however, that Pfizer will assist Trevena, at no additional expense, in the preparation of any required export documentation. Trevena will be responsible for all shipping validation and transportation quality control. Should Trevena request or require Pfizer to include electronic temperature monitoring devices (“Loggers”) with any shipping cartons of the Product, it will comply with Pfizer’s policies on the use of and responsibilities for Loggers set forth on Schedule 6.11.
6.12    Storage Fee
Trevena will use its commercially reasonable efforts to take delivery of all Products from the Facility no later than [*] days after the date of issuance of its Release Authorization. If Trevena anticipates that it will not be able to meet the delivery date, it will notify Pfizer promptly that Pfizer should store the Products at the Facility on an interim basis and indicate a date certain on which it will take delivery. [*] If Trevena has not taken delivery of the Product more than [*] days after issuing its Release Authorization, then title to and risk of loss over the Products shall be deemed to have passed to Trevena and Pfizer shall be entitled to invoice Trevena for the Products deemed to have been delivered at the prices set forth on Schedule 6.13. Pfizer shall not be liable for any loss or damage occurring to the Products kept in storage for more than [*] days after the Release Authorization or any deemed acceptance date per Section 5.8(d) for any reason, except for Pfizer’s gross negligence, willful omissions or intentional acts of misconduct.
6.13    Prices
Pfizer shall invoice Trevena for the Products it delivers to Trevena at applicable [*] pricing set forth on Schedule 6.13. For the start of each Commercial Year, Pfizer will apply an assumed [*] price (“Assumed Price”) based on the number of units of Product set by Trevena in the most recent year of the Annual Forecast that Trevena provides to Pfizer pursuant to Section 6.1, which Assumed Price shall remain in effect for the entire Commercial Year, subject to a year-end reconciliation with the number of units actually purchased. Each of Pfizer’s invoices shall reference the Assumed Price.
6.14    Invoices; Payment
Pfizer will invoice Trevena upon delivery of the Products. Trevena will make payment of all amounts in Pfizer’s invoices net [*] days from the date of receipt of Pfizer’s invoice. In the event of a good faith dispute between the Parties as to the amount due, Trevena will pay the undisputed amount and the Parties will attempt to resolve the disputed payment within [*] days.
6.15    Pricing Reconciliation
Within [*] days after the close of each Commercial Year, the Parties will conduct a reconciliation process to determine the actual pricing for Product manufactured and delivered to Trevena during that Commercial Year, which process shall be as follows:
(a)    The Parties will jointly confirm the actual quantity of Products that Pfizer has delivered to Trevena, which shall include retained samples and stability samples but will exclude any Product rejected by or recalled by Trevena and has not yet been replaced by Pfizer under the terms of this Agreement (“Actual Quantity”);
(b)    The Parties will then determine the corresponding actual [*] prices (“Actual Price”) set forth on Schedule 6.13 and will calculate a total dollar amount resulting from the Actual Quantity multiplied by the Actual Prices (“Actual Total Amount”);
(c)    The Parties will then calculate a total dollar amount resulting from the Actual Quantity multiplied by the Assumed Price (“Assumed Total Amount”); and
(d)    If the Actual Total Amount equals or is greater than the Assumed Total Amount, then Pfizer will issue a credit memorandum to Trevena in an amount equal to the positive difference that Trevena may use to offset any future amounts due under this Agreement. If the Actual Total Amount is less than the Assumed Total Amount, then Pfizer will issue to Trevena a debit memorandum equal to the negative difference, which Trevena will pay within [*] days after Trevena’s receipt of such debit memorandum.
6.16    Price Increases
All pricing is firm through the first Commercial Year. Effective on [*] Pfizer will have the right to increase the price of the Product once annually. Price increases will be effective for deliveries of Products [*] Pfizer shall use all reasonable efforts to provide written notice to Trevena of any anticipated price increase no later than October 31st of any Commercial Year. No price increase shall be effective [*].
6.17    Taxes
Trevena shall pay all federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), licence, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of the Product that Pfizer manufactures, sells and delivers pursuant to this Agreement. In particular, Trevena will be responsible for and pay all applicable annual establishment fees specified in the Prescription Drug User Fee Amendments to the FD&C Act, with respect to the Product. For the avoidance of doubt, Trevena shall not be required to pay any such annual fees as relate to the Pfizer Facility, which shall be Pfizer’s sole and exclusive obligation. Trevena shall provide Pfizer with copies of any state tax exemption form(s) if it intends to claim exemption for sales or use taxes in any state(s) where the Product is to be shipped. Under no circumstances shall Trevena be responsible for payment of any Pfizer employment related taxes or withholdings.
6.18    Continuous Improvements
Pfizer shall use reasonable commercial efforts to identify any opportunity to reduce the cost of manufacturing the Product and shall notify Trevena of such cost reduction opportunities (“Cost Reduction Program”). Any such measures to be undertaken must be first approved by the Steering Committee and will be implemented in accordance with the scope change provisions of Section 3.3(a),. Any cost savings realized from the Cost Reduction Program shall first be used to reimburse each Party’s financial contribution to such program’s development and implementation costs, thereafter, such cost savings shall be shared equally between the Parties.
ARTICLE 7
QUALITY ASSURANCE
7.1    Quality Control
Pfizer will apply its quality control procedures and in-plant quality control checks on the manufacture of Product for Trevena in the same manner as Pfizer applies such procedures and checks to products of similar nature manufactured for sale by Pfizer. Pfizer will also test and release all batches of Product in accordance with the test methods described in Schedule 7.1 to ensure that the Products meet the requirements of the Product Specifications and are manufactured in accordance with cGMP.
7.2    Quality & Technical Agreement
The Parties will use all commercially reasonable efforts to negotiate and conclude a Quality & Technical Agreement which will be attached hereto as Schedule 7.2 no later than [*] days after the Effective Date, but in any case prior to any cGMP manufacture of the Product.
7.3    Documentation; Batch Records; Retention Samples
(a)    Quality Assurance Documentation. Pfizer will prepare such records documenting the development work as foreseen in the Project Statement of Work or as are otherwise reasonably requested by Trevena. Pfizer will prepare batch manufacturing records, which include the information relating to the manufacturing, packaging and quality operations for each lot of Product at the time such operations occur. Pfizer will prepare all development work and batch records in accordance with Applicable Laws, the Quality & Technical Agreement, cGMP and any similar regulations of applicable Regulatory Authorities and Pfizer’s standard operating procedures. Upon Trevena’s request, Pfizer will provide Trevena with copies of such development records and batch production records, including manufacturing and analytical records.
(b)    Document Retention. Unless otherwise specified in the Quality & Technical Agreement, Pfizer will retain all records documenting the development work and all records relating to the manufacture of each batch of Products for [*] or for such other period as required by Applicable Law. Thereafter, Pfizer will not destroy such records without giving Trevena prior written notice and the opportunity further to store such records or to have such records shipped to Trevena, [*].
(c)    Retention Samples. Pfizer will be responsible for storing and maintaining retention samples of each batch of Product delivered to Trevena and associated API and other raw materials in accordance with cGMP and the Quality & Technical Agreement.
7.4    Trevena Audits Rights
(a)    General Audit. [*], Trevena shall have the right to have representatives visit the Facility during normal business hours to review Pfizer’s manufacturing operations relating to the Product and assess its compliance with cGMP and quality assurance standards and to discuss any related issues with Pfizer’s manufacturing and management personnel. Pfizer shall provide Trevena with copies of Pfizer’s manufacturing records (including the Master Batch Record) and other relevant documentation relating to the Products for the purposes of assuring Product quality and compliance with agreed-upon manufacturing procedures. Such general audits shall (i) be limited to not more than [*] auditors [*] designated by or representing Trevena, (ii) last for not more than [*] days, and (iii) may be conducted not more than [*] per calendar year.
(b)    For Cause Audits. Trevena shall also have the right to conduct “for-cause” audits to address significant product or safety concerns as discovered through Product failures related to Pfizer’s manufacture of the Product. Product failures would include issues related to stability out of specification, sterility, labeling or container integrity. Trevena shall notify Pfizer in writing in advance of the audit and thereafter, Trevena and Pfizer shall mutually determine the timing of the audit, which shall be as soon as possible, and in any event within [*]. Each for-cause audit shall be [*], except if the parties mutually agree that a longer for-cause audit period is necessary.
(c)    Confidential Information in Audits. Audits by Trevena or its designees may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to Third Parties, including the FDA and any other relevant Regulatory Authority, unless required by law and only then upon prior written notice to Pfizer.
7.5    Regulatory Authority Inspections
(a)    Inspections. Pfizer shall allow the FDA and any other relevant Regulatory Authority to conduct any Pre-Approval Inspection (“PAI”) or other inspection of the area in the Facility where the Product is to be manufactured and Pfizer agrees to cooperate with the FDA and any other relevant Regulatory Authority in connection with such inspection. Pfizer will provide Trevena with notice of any PAI as specified in the Quality & Technical Agreement. The Parties shall consult regarding the nature, extent, duration of such inspection to determine whether Trevena may have an interest to send its personnel or representatives to the Facility. Upon agreement, Pfizer shall allow, but not require, such representatives to be present at the Facility during the FDA inspection to the extent permitted by the FDA inspectors and/or Applicable Law.
(b)    Additional PAIs. In the event that Trevena determines to expand its sales and marketing of the Product in countries or geographic regions outside of the Territory as described in Section 3.3(b) a Regulatory Authority other than the FDA requests or requires a PAI audit of the Facility in connection therewith, Pfizer will be entitled to charge a supplementary audit fee of [*] per each such PAI.
7.6    [*]
7.7    Change in Product Specifications; Manufacturing Process
Except as otherwise provided in Section 5.2, each of Trevena and Pfizer agrees that it will not change the Product Specifications or any aspect of the Manufacturing Process (including change of the Components, equipment, processes or procedures used to manufacture Product) without the prior written approval of the other Party, which approval will not be unreasonably withheld, delayed, or conditioned. Upon agreement, the Parties will implement all such changes in accordance with the change control provisions of the Quality & Technical Agreement.
7.8    Failed Batch
In accordance with the Quality & Technical Agreement and Section 5.8 hereof, Pfizer will investigate, and cooperate fully with Trevena in investigating, any batch of Product that fails to comply with the Manufacturing Process or Applicable Law (including, but not limited to, cGMP) or fails to meet the Product Specifications or any Regulatory Authority requirements. Pfizer will keep Trevena informed of the status of any investigation and, upon completion of the investigation, will provide Trevena with a final written report describing the cause of the failure and summarizing the results of the investigation.
7.9    Complaints and Adverse Drug Experiences
Consistent with the terms of the Quality & Technical Agreement, each Party will promptly advise the other of any complaints, notices of Adverse Drug Experience(s) or event reports, safety issues or toxicity issues relating to the Products of which it becomes aware, and which may be the result of, or have an effect on, the Product manufacturing operations performed by Pfizer but in no event later than [*] Business Days from the date of so becoming aware. Trevena will be responsible for all reporting of such information to Regulatory Authorities. Pfizer will promptly evaluate any complaint or notice of Adverse Drug Experience(s) and reasonably assist Trevena in responding to the same.
7.10    Product Recalls
(a)    Recalls. In the event (i) any Regulatory Authority or other national government authority issues a request, directive or order that the Product be recalled, (ii) a court of competent jurisdiction orders such a recall, or (iii) Trevena or Pfizer reasonably determines that Product should be recalled or subject to other corrective action, the Parties will take all appropriate actions, and will cooperate in any governmental investigations surrounding the recall. Pfizer will provide to Trevena all relevant information in support of its recommendation for a recall or other corrective action; provided, however, that Trevena shall have the final and sole decision making authority on the action to be taken, except if Pfizer has definitive evidence that any Product on market is either misbranded or adulterated, as defined in the FD&C Act.
(b)    Product Replacement; Expenses. In the event that such recall results from a breach of Pfizer’s express warranties under Sections 8.3(a) and 8.3(b), Pfizer will be responsible for replacing the quantity of Products that were recalled at no cost to Trevena. Pfizer will use all commercially reasonable efforts to replace such Product as soon as practicable, given scheduling at the Facility. In addition, Pfizer agrees that it will be responsible for the administrative expenses of any recall. For purposes of this Section 7.10(b), the “administrative expenses” of recall will include the reasonable expenses of notification of customers, the return, storage and destruction of the recalled Product and any costs associated with the delivery of replacement Products, [*]. In the event that the recall does not result from the breach of Pfizer’s express warranties under this Agreement, [*].
ARTICLE 8
WARRANTIES; COVENANTS; INDEMNIFICATION
8.1    Mutual Representations and Warranties
Each Party represents, warrants and covenants to the other Party that:
(a)    Good Standing. It is duly incorporated, validly existing and in good standing under the laws of the state in which it is incorporated;
(b)    Power and Authority. It has the corporate power and authority to enter into this Agreement and perform its obligations hereunder and the execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been duly authorized and approved by all necessary action and no other action on the part of it is necessary to authorize the execution, delivery and performance of this Agreement;
(c)    Existence of Claims. There are no suits, claims, or proceedings pending, or to its best knowledge and belief, after due inquiry, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which would affect its ability to perform its obligations under this Agreement; and
(d)    No Conflicts. The performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Trevena is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws.
8.2    Trevena’s Representations, Warranties and Covenants
Trevena covenants to Pfizer that:
(a)    all API that Trevena provides to Pfizer will, at the time of delivery, not be adulterated or misbranded within the meaning of the FD&C Act or within the meaning of any other Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the FD&C Act, as the FD&C Act and such laws are constituted and effective at the time of delivery, and will not be an article which, under the provisions of Sections 404 and 505 of the Act, may not be introduced into interstate commerce;
(b)    all API that Trevena provides to Pfizer will have been manufactured in accordance with all applicable cGMP (including ICH Q7A) and meets the API Specifications;
(c)    all specifications, including API Specifications and Product Specifications that Trevena provides to Pfizer will conform to the post-NDA submission that Trevena files with the FDA or other relevant Regulatory Authorities;
(d)    it will not sell any Product into any regulatory jurisdiction unless and until it receives the necessary Regulatory Approval(s); and
Trevena represents and warrants to Pfizer that, to the best of Trevena’s knowledge, and after having performed a reasonably diligent search of the record, Trevena’s Intellectual Property, proprietary technology, Manufacturing Processes or other proprietary rights that Trevena licenses to Pfizer under this Agreement does not infringe any patents or know-how of a Third Party.
8.3    Pfizer’s Representations, Warranties and Covenants
Pfizer covenants to Trevena that:
(a)    all Product that Pfizer delivers to Trevena hereunder will, at the time of delivery, not be adulterated or misbranded within the meaning of the FD&C Act or within the meaning of all Applicable Laws in which the definitions of adulteration and misbranding are substantially the same as those contained in the FD&C Act, as the FD&C Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the FD&C Act be introduced into interstate commerce;
(b)    all Product Pfizer delivers to Trevena hereunder will, at the time of delivery, be free from defects in material and workmanship and will be (i) in conformity with the Product Specifications, and (ii) manufactured in compliance with all Applicable Laws, including those relating to the environment, food or drugs and occupational health and safety, including those enforced or promulgated by the FDA (including compliance with cGMP);
(c)    Pfizer will perform all of its services under this Agreement using personnel who have been properly qualified and trained in accordance with its internal SOP’s and qualification programs and Applicable Laws;
Pfizer represents and warrants to Trevena that, to the best of Pfizer’s knowledge, Pfizer’s Intellectual Property, proprietary technology, manufacturing processes or other proprietary rights that Pfizer licenses to Trevena under this Agreement, does not infringe any patents or know-how of a Third Party and in its performance of its obligations under this Agreement, Pfizer will not knowingly incorporate into the Manufacturing Process any patents or know-how of a Third Party for which it does not have a licence that permits it to do so and/or to be able to grant to Trevena the licences and other rights otherwise required to be granted to Trevena hereunder.
The foregoing warranties will not extend to any nonconformity or defect which relates to or is caused by API supplied by Trevena to Pfizer. Subject to Pfizer’s indemnity obligations in Section 8.5, the replacement provisions of Sections 5.4(c), 5.4(d), 5.8(g), 5.8(h) and 7.10(b) will be Trevena’s sole and exclusive remedies for nonconforming or defective Products.
PFIZER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS. PFIZER HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
8.4    Indemnification by Trevena
Trevena hereby agrees to save, defend, indemnify and hold harmless Pfizer and its Affiliates and their respective officers, directors, employees and representatives (each, a “Pfizer Indemnitee”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Pfizer Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (a “Claim”) against a Pfizer Indemnitee arising or resulting directly or indirectly from (a) Trevena’s breach of any representation or warranty set forth in Section 8.1 or Sections 8.2(a) through 8.2(d), (b) infringement of any Intellectual Property right of any Third Party relating to the API Specifications, Product Specifications, API, Drug, Product or the Manufacturing Process, other than Pfizer’s processes used in the manufacture of the Product pursuant to this Agreement, (c) the use of or lack of safety or efficacy of the Product, or (d) any negligent or wrongful act or omission on the part of Trevena, its employees, agents or representatives and which relate to Trevena’s performance hereunder except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Pfizer Indemnitee or the breach by Pfizer of any express warranty or representation made by Pfizer in this Agreement.
8.5    Indemnification by Pfizer
Pfizer will indemnify and hold harmless Trevena and its Affiliates and their respective officers, directors, employees and representatives (each, a “Trevena Indemnitee”) from and against any and all Losses to which any Trevena Indemnitee may become subject as a result of any Claim against a Trevena Indemnitee arising or resulting, directly or indirectly, from (a) Pfizer’s breach of any representation or warranty set forth in Section 8.1 or Sections 8.3(a) through Section 8.3(c), (b) infringement of any Intellectual Property right of any Third Party relating to Pfizer’s manufacturing processes used in the manufacture of Product pursuant to this Agreement (excluding the API Specifications, Product Specifications, API, Drug, Product or the Manufacturing Process), or (c) any negligent or wrongful act or omission on the part of Pfizer or any Pfizer Indemnitee and which relate to Pfizer’s performance hereunder except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Trevena Indemnitee or the breach by Trevena of any express warranty or representation made by Trevena in this Agreement.
8.6    Conditions of Indemnification
A Party (an “Indemnified Party”) which intends to claim indemnification under this Article 8 shall notify the other Party (an “Indemnifying Party”) within a reasonable time in writing [*] of any Claim, in respect of which the Indemnified Party believes it is entitled to claim indemnification; provided, however, that the failure to give timely notice to the Indemnifying Party shall not release the Indemnifying Party from any liability to the Indemnified Party to the extent the Indemnifying Party is not prejudiced thereby. The Indemnifying Party shall have the right, by notice to the Indemnified Party, to assume the defense of any such action or claim within [*] of any Claim with counsel of the Indemnifying Party’s choice and at the sole cost of the Indemnifying Party. If the Indemnifying Party does not so assume the defense of such Claim, the Indemnified Party may assume such defense with counsel of its choice and at the sole cost of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but at the sole cost of the Indemnified Party. The Party not assuming the defense of any such claim shall render all reasonable assistance to the Party assuming such defense, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such Claim shall be settled other than by the Party defending the same, and then only with the consent of the other Party which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement of any such Claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party, and the Indemnified Party shall have no right to withhold its consent to any settlement of any such Claim if the settlement involves only the payment of money by the Indemnifying Party or its insurer.
8.7    No Consequential Damages
EXCEPT FOR A PARTY’S INDEMNIFICATIOIN OBLIGATIONS OR BREACH OF ARTICLE 11, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, BUSINESS OR USE RESULTING FROM ANY BREACH OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF, AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE).
ARTICLE 9
INTELLECTUAL PROPERTY RIGHTS
9.1    Background Intellectual Property
(a)    Pfizer IP. The Parties acknowledge that all rights to and interest in Intellectual Property developed or obtained by or on behalf of Pfizer (i) prior to the Effective Date and or (ii) independent of this Agreement, and (iii) without the use of or reliance upon the Confidential Information of Trevena or any Trevena Background IP (as defined below) (collectively the “Pfizer Background IP”) will remain the exclusive property of Pfizer. Pfizer hereby represents and warrants that Pfizer owns, or holds sufficient rights to use for the purposes of manufacturing Product, all Pfizer Background IP used by Pfizer in the manufacture of Product(s) pursuant to this Agreement.
(b)    Trevena IP. The Parties acknowledge that all rights to and interest in Intellectual Property, including, collectively (i) the Drug and the API, (ii) the Product, (iii) API Specifications, (iv) the Intellectual Property of Trevena developed or obtained by or on behalf of Trevena (A) prior to the Effective Date, or (B) independent of this Agreement and without the use of the Confidential Information of Pfizer, and (v) the Manufacturing Process, and any intermediates or derivatives thereof as contained in b(i)-(v) hereof are referred to herein as “Trevena Background IP” will remain the exclusive property of Trevena. Trevena hereby grants to Pfizer a non-exclusive, royalty-free, non-transferable license (with no rights to sublicense), under the Trevena Background IP, solely for purposes of performing its obligations under this Agreement, during the Term hereof. Pfizer agrees that its rights to Trevena Background IP are for the limited purpose of performing Pfizer’s obligations under this Agreement and for no other purpose, express or implied, and shall not be shared with any Third Party, competitor or generic drug manufacturer.
9.2    Development IP
All Intellectual Property developed by Pfizer in performance of its obligations under this Agreement including (a) improvements to Trevena’s Manufacturing Processes; and/or (b) improvements to the API or Product or the processing of the API used in the manufacturing of the Product shall be owned by Trevena (“Trevena Development IP”). Pfizer shall assign, and does hereby assign, to Trevena all right title and interest in and to such Trevena Development IP. Pfizer will promptly notify Trevena of any such Trevena Development IP, and will provide as much information about such Trevena Development IP as may be reasonably requested by Trevena. For the sake of clarity, improvements to Pfizer Background IP by Pfizer in performance of the development activities and any other developments or discoveries that Pfizer may make in the performance of its obligations hereunder that relate to general technology for fill-finish operations of injectable drugs, for example, aseptic filling, terminal sterilization, lyophilization and the like and that do not use any Trevena Background IP or Trevena Development IP or Trevena Confidential Information shall be owned by Pfizer (“Pfizer Development IP”). In the event that Pfizer incorporates any Pfizer Background IP, Pfizer Development IP or Pfizer Confidential Information into the processing, filling, and/or finishing of the Product in the performance of its obligations hereunder, Pfizer will grant, and does hereby grant to Trevena a non-exclusive, perpetual, worldwide, fully paid-up, transferrable (with rights to sub-license) and royalty-free license solely to develop, have developed, make, have made, use, import, export, commercialize, register, modify, enhance, improve, offer for sale and sell the Product.
9.3    No Implied Licenses
No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except those specifically set forth herein.
ARTICLE 10
TERM AND TERMINATION
10.1    Term
This Agreement will commence on the Effective Date and, unless earlier terminated as provided in this Article 10, [*] (“Initial Term”). This Agreement will [*] (“Renewal Term”), unless either Party gives notice of non-renewal at least [*] months prior to the expiry date of the Initial Term or any Renewal Term.
10.2    Termination of Project
Either Party shall have the right to terminate the Project in accordance with the provisions herein. The Party wishing to terminate the Project shall request in writing a pre-termination consultation with the other Party to review potential concerns and to make reasonable efforts to continue with this Agreement. [*] days following said consultation, either Party may terminate the Project upon a further [*] days’ prior written notice to the other Party if the terminating Party determines in good faith that the development of the Product is not clinically, commercially or technically feasible using commercially reasonable efforts. If the Project or this Agreement is terminated in accordance with this Section 10.2, Pfizer will advise Trevena of the costs it has incurred under the Project up to the date of such termination Trevena will pay to Pfizer that portion of the Development Fees that represents (a) the work that Pfizer has completed and for which payment has not yet been received, and (b) on a pro rata basis, all work that Pfizer has undertaken but not yet completed as of the date of notice of termination. In addition, Trevena will reimburse Pfizer for all of its out-of-pocket costs related to any non-cancelable commitments for raw materials, Components and other services that Pfizer has undertaken as part the Project in accordance with the Statement of Work. Trevena shall pay Pfizer any amount [*].
10.3    General Termination Rights
Either Party may terminate this Agreement:
(a)Failure to Obtain Regulatory Approval. Upon [*] days written notice if the FDA or other relevant Regulatory Authority does not grant Regulatory Approval for the Product by December 31, 2019; or
(b)Bankruptcy. Immediately by providing written notice to the other Party: (i) if proceedings in voluntary or involuntary bankruptcy are initiated by, on behalf of or against the other Party (and, in the case of any such involuntary proceeding, not dismissed within [*] days); or (ii) if the other Party is adjudicated bankrupt, files a petition under applicable insolvency laws, is dissolved or has a receiver appointed for substantially all of its property; or
(c)Material Breach. By giving to the other Party [*] days’ prior written notice upon the breach of any warranty or any other material provision of this Agreement by the other Party if the breach is not cured within [*] days after written notice thereof to the Party in default;
(d)Force Majeure. Upon simple notice to the other Party should the other Party continue to be unable to perform its obligations under this Agreement for a period in excess of [*] days by reason of force majeure, in accordance with Section 12.1(a).
10.4    Pfizer Specific Termination Rights
Pfizer shall have the right to terminate this Agreement:
(a)Failure to Purchase Minimums. [*] and waives Pfizer’s manufacturing and delivery obligations pursuant to Section 6.8.
10.5    Termination Without Cause
Either Party may terminate this Agreement at any time and for any reason or for no reason upon providing [*] notice to the other Party; provided, however, that neither Party shall issue such notice until after the third Commercial Year.
10.6    Consequences of Termination
Upon expiry or termination of this Agreement for whatever reason the Parties will wind-up this Agreement and settle all outstanding issues in accordance with the principles described below.
(a)    Cessation of Manufacturing. Pfizer will cease all manufacturing-in-progress and other ongoing activities in an orderly manner, unless Pfizer reasonably determines that manufacturing-in-progress or other ongoing activities must be completed in order to comply with applicable laws and regulations.
(b)    Disposition of Inventory, API, Dedicated Equipment. At a time to be mutually agreed between the Parties, Pfizer will return to Trevena, at Trevena’s option and election (i) any quantities of work-in-progress at price(s) to be mutually agreed, (ii) any inventory of API remaining in Pfizer’s possession, and (iii) all items of Dedicated Equipment. All expenses associated with the preparation, packing and delivery of the work-in-progress, API, and Dedicated Equipment shall be borne by Trevena, unless termination shall have been as a result of a material breach by Pfizer, in which case Pfizer will be responsible for such expenses. If Trevena does not elect to take back the work-in-progress, API, or Dedicated Equipment, Trevena may direct Pfizer to destroy such work-in-progress, API or Dedicated Equipment. If Trevena does not elect either option, Pfizer may dispose of such items as it deems appropriate. In no instance may Pfizer share any such items with a competitor or generic drug manufacturer.
(c)    Reimbursement for Components and Materials. In addition, Trevena will reimburse Pfizer for Pfizer’s cost of all Components and other raw materials purchased and on hand or on order, if such Components and materials were ordered by Pfizer based on Trevena’s Product forecasts, and Pfizer cannot reasonably use such Components and materials for other purposes. Pfizer will invoice Trevena for all amounts due hereunder and Trevena will pay such invoice on the terms set forth in Section 6.14.
(d)    Return of Confidential Information. Upon expiry or earlier termination of this Agreement for any reason, each Party shall promptly return [*] to the other all of the other Party’s Confidential Information, in any form or medium disclosed by the disclosing Party. In lieu of returning all Confidential Information, each Party shall have the option to destroy any Confidential Information in place and/or purge it from its respective electronic information systems; provided, however, that neither Party shall be required to destroy any computer files stored securely by a Party that are created during automatic system back-up, all of which shall remain bound by the confidentiality provisions of in Article 11 of this Agreement and any prior confidentiality agreement between the Parties notwithstanding the expiration or termination of such agreements. Notwithstanding the foregoing, each Party shall be allowed to retain one (1) copy of the other’s Confidential Information to ensure continuing compliance with Article 11. provided, however, that all Confidential Information shall be returned no more than [*] years following expiration or termination of this Agreement or such longer period as may be required by Applicable Law.
10.7    Accrued Obligations
Termination of this Agreement will not relieve either Party of any liability which has accrued prior to the effective date of such termination, nor will prejudice either Party’s right to obtain performance of any obligation provided for in this Agreement, which by its express terms or context survive termination.
10.8    Nonexclusive Rights and Remedies
Termination is not an election of remedies. Except as otherwise provided herein, all rights and remedies of the Parties provided under this Agreement are not exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.
10.9    Survival
The terms, provisions, representations, and warranties contained in this Agreement that by their sense and context are intended to survive the performance hereof by either or both Parties will so survive the completion of performance and termination of this Agreement, including, confidentiality obligations and the making of any and all payments due hereunder.
ARTICLE 11
CONFIDENTIAL INFORMATION
11.1    Confidential Information
As used in this Agreement, “Confidential Information” means, collectively, all of Party’s written or oral information, whether or not it has been identified as confidential or that by the nature of the information or the circumstances surrounding disclosure ought reasonably to be treated as confidential and/or proprietary, including, but not limited to, any oral, written, graphic or machine-readable information relating to a Party’s and its Affiliates’ businesses, protocols, projects or products, whether patentable or not, including but not limited to, know-how, scientific information, chemical structures, compounds, devices, data, documents, methods, trade secrets, patent applications, work product, intellectual property, technology, financial or business information and transactions already entered into or contemplated that have been disclosed or will be disclosed in the future by such Party or its designee (“disclosed” shall include any information learned or witnessed by the other Party), or information exchanged for the purpose of exploring a potential business transaction between the Parties and/or their Affiliates or any information which already is subject to an existing confidentiality agreement. For the avoidance of doubt, the definition of Confidential Information shall include Confidential Information of each Party’s Affiliates. The Party disclosing Confidential Information shall be referred to as the “Discloser” and the Party receiving Confidential Information shall be referred to as the “Recipient”. The Parties agree that any Confidential Information disclosed between them under the pre-existing Mutual Nondisclosure Agreement, dated as of March 3, 2015 (as amended and extended), shall be subsumed under the terms of this Article 11. Confidential Information does not include information that (a) is in possession of the receiving Party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality and not subject to a prior confidentiality agreement, (b) is or later becomes part of the public domain through no fault of the receiving Party, (c) is received by the receiving Party from a Third Party without obligation of confidentiality, or (d) is developed independently by the Recipient without use of, reference to, or reliance upon the Discloser’s Confidential Information by individuals who did not have access to Confidential Information. The Discloser shall, to the extent practical, use reasonable efforts to label or identify as confidential, at the time of disclosure all such Confidential Information that is disclosed in writing or other tangible form. Confidential Information of Pfizer includes all of Pfizer’s manufacturing processes, technology and know-how, whether or not labeled confidential. Confidential Information of Trevena includes among other things, Trevena’s processes, technology, know-how, API and materials, whether or not labeled confidential.
11.2    Duty of Nondisclosure and Non-Use; Exceptions
Each Party agrees (a) to keep confidential the Confidential Information of the other Party, (b) not to disclose the other Party’s Confidential Information to any Third Party, including, any generic drug manufacturers or companies without the prior written consent of such other Party, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights and obligations granted to it hereunder. Notwithstanding the foregoing, a Party may disclose (i) Confidential Information of the other Party to its Affiliates, and to its and their directors, employees, consultants, and authorized agents in each case who have a specific need to know such Confidential Information and who are bound by a either and effective written agreement or professional obligation of confidentiality and restrictions on use at least no less restrictive as contained herein, (ii) its respective Development IP, to the extent required to exploit its rights under Article 9 of this Agreement, and (iii) Confidential Information of the other Party to the extent such disclosure is required to comply with Applicable Law or to defend or prosecute litigation; provided, however, that the Recipient provides prior written notice of such disclosure to the Discloser and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Furthermore, Trevena may disclose Confidential Information of Pfizer relating to the Project and/or the manufacture of Product to Regulatory Authorities and entities with whom Trevena has (or may have) a marketing and/or development collaboration and who have a specific need to know such Confidential Information and who is or are abound Party to an effective agreement protecting the Confidential Information on terms no less restrictive than those contained herein.
11.3    Public Announcements
Neither Party will make any public announcement concerning the transactions contemplated herein, or make any public statement or filing which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as may be required by law, the rules of a stock exchange or judicial order, without the written consent of the other Party, which consent will not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement or filing proposed by a Party that names the other Party will first be provided in draft to the other Party.
11.4    Injunctive Relief
The Parties acknowledge that either Party’s breach of this Article 11 may cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party may be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.
ARTICLE 12
MISCELLANEOUS
12.1    Force Majeure and Failure of Suppliers.
(a)    Force Majeure. Neither Party will be considered to be in breach of this Agreement if a delay in the performance of any of its duties or obligations hereunder (except the payment of money) has been caused by or is the result of an act of God, acts of a public enemy, acts of terrorism, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected (each an event of “force majeure”). The performance of the affected Party will be extended for a period equal to the period of such delay; provided, however, that affected Party will give prompt notice to the other Party of such cause, and will promptly take whatever reasonable steps are necessary to relieve the effect of such force majeure and resume compliance with this Agreement as soon as possible. Should the event of force majeure continue for a period longer than [*] days, then the Party not so affected may terminate this Agreement in accordance with Section 10.3(d).
(b)    Transfer of Production. If Pfizer becomes subject to an event of force majeure which interferes with production of Product at the Facility, the Parties will mutually agree on implementation of an agreed-upon action plan to transfer production of Product to another Pfizer manufacturing facility. The Parties will, after the execution of this Agreement and at the request of either Party, meet to discuss and define such an action plan.

CONFIDENTIAL DRAFT – FOR DISCUSSION PURPOSES ONLY

Development & Supply Agreement (standard format)

12.2    Notices
All notices, requests, claims, demands and other communications between the Parties will be in writing. All notices will be given (a) by delivery in person, (b) by a nationally recognized next day courier service, (c) by first class, registered or certified mail, postage prepaid, (d) by facsimile, or (e) by PDF scanned copy sent by electronic mail to the following addresses of the respective Parties:

If to Trevena: Trevena, Inc. 1018 W. 8th Avenue, Suite A King of Prussia, PA 19406 Attention: Michael Lark Facsimile: (610) 354-8850 Email: mlark@trevenainc.com	With a copy to: Trevena Legal Department Trevena, Inc. 1018 W. 8th Avenue, Suite A King of Prussia, PA 19406 Attention: General Counsel Facsimile: (610) 354-8850 Email: jlimongelli@trevena.com
If to Pfizer: Pfizer CentreOne Pfizer, Inc. 275 North Field Drive Lake Forest, Illinois 60045 Attention: V.P. Contract Manufacturing Facsimile: (224) 212-3210 Email: kevin.orfan@pfizer.com	With copy to: Pfizer Inc. 235 East 42nd Street New York, NY 10017 Attention: General Counsel Facsimile: (212) 309 0874 Email: generalcounsel@pfizer.com
Notices will be effective (w) upon receipt, if personally delivered, (x) is sent by courier, [*] Business Day after the delivery time promised by the nationally recognized next day courier service, (y) if delivered by facsimile or electronic mail, on the [*] Business Day after the date of receipt by the transmitting person of written confirmation of successful transmission (which confirmation may be produced by the transmitting person’s facsimile or electronic mail equipment), or (z) [*] Business Days after being deposited in the United States mail, with proper postage and documentation, for first-class registered or certified mail, prepaid. A Party may change its address listed above by written notice to the other Party.
12.3    Governing Law
This Agreement will be construed, interpreted and governed by the laws of the State of Delaware, excluding its choice of law provisions. The United Nations Convention on the International Sale of Goods is hereby expressly excluded.
12.4    Alternative Dispute Resolution
The Parties recognize that bona fide disputes may arise which relate to the Parties’ rights and obligations under this Agreement. The Parties agree that except as provided in Section 11.4, any such dispute will be resolved by alternative dispute resolution in accordance with the procedures set forth in Schedule 12.4.
12.5    Assignment
Neither Party will assign this Agreement nor any part thereof without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign the rights and obligations of this Agreement (a) to one of its Affiliates, subsidiaries or parent corporation, and (b) in connection with the transfer, sale or divestiture of substantially all of its business to which this Agreement pertains or in the event of its spin-off, merger or consolidation with another company. Any permitted assignee will assume all obligations of its assignor under this Agreement. No assignment will relieve either Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.
12.6    Severability
This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement will for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other term or provision hereof, and this Agreement will be interpreted and construed as if such term or provision, to the extent the same will have been held to be invalid, illegal or unenforceable, had never been contained herein.
12.7    Modification of Agreement; Waiver
No waiver or modification of any of the terms of this Agreement will be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any such rights under this Agreement will not be construed as a waiver of such rights, nor will a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances
12.8    Relationship of the Parties
The relationship of the Parties under this Agreement is that of independent contractors. Nothing contained in this Agreement or the performance of any obligations under this Agreement will create an association, partnership, joint venture, or relationship of principal and agent, master and servant, or employer and employee between the Parties hereto. Neither Party has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or its Affiliates.
12.9    Insurance
Each party will procure and maintain, at its own expense, for the duration of the Agreement, and for five (5) years thereafter if written on a claim made or occurrence reported form, the types of insurance specified below with carriers rated A- VII or better with A. M. Best or like rating agencies:
(a)    Workers’ Compensation in accordance with applicable statutory requirements and [*] Employers Liability and each party shall provide a waiver of subrogation in favor of the other party and its affiliate;
(b)    Commercial General Liability including premises operations, products & completed operations, blanket contractual liability, personal injury and advertising injury including fire legal liability for bodily injury and property damage in an amount [*] per occurrence and [*] in the aggregate;
(c)    Commercial Automobile Liability for owned, hired and non-owned motor vehicles with a combined single limit in an amount [*];
(d)    Marine Insurance covering all shipments from warehouse to warehouse as described on the bill of lading at full replacement cost, except as otherwise provided herein.
Each party will include the other party and its Affiliates, directors, officers, employees and agents as additional insureds with respect to Commercial General Liability (via CG20101185 or its equivalent), Commercial Automobile Liability and Excess Liability but only as required by written contract. Prior to commencement of the development services, and annually thereafter, each party will furnish to the other party certificates of insurance evidencing the insurance coverages stated above At least [*] days written notice to the other party shall be provided prior to any cancellation, non-renewal or material change in said coverage. In the case of cancellation, non-renewal or material change in said coverage, each party will promptly provide to the other party a new certificate of insurance evidencing that the coverage meets the requirements in this Section 12.9. Each party, to the extent of its negligence, agrees that its insurance will act as primary and noncontributory from any other valid and collectible insurance maintained by the other party. Pfizer may, at its option, satisfy, in whole or in part, its obligation under this Section 12.9 through its self-insurance program. Each party may satisfy its insurance requirements by any combination of primary and excess coverage. Each party shall provide a waiver of subrogation in favor of the other party and its affiliates on all required coverages, above. All deductibles/retentions are the sole responsibility of the named insured.
12.10    Schedules
All Schedules referred to herein are hereby incorporated by reference.
12.11    Binding Effect
This Agreement will be binding upon and inure to the benefit of each of the Parties and such Party’s successors and permitted assigns.
12.12    Debarment Warranty
Pfizer and Trevena represent and warrant that neither Party uses nor will use in the future use in any capacity the services of any person debarred under Section (a) or (b) of 21 U.S.C. Section 335a.
12.13    Compliance with Laws
Each Party will comply with all Applicable Laws, statutes, rules and regulations governing its performance of the terms of this Agreement.
12.14    Entire Agreement
This Agreement and the Quality & Technical Agreement, together with the Schedules referenced and incorporated herein, constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. If there is any conflict, discrepancy, or inconsistency between the terms of the Quality & Technical Agreement, this Agreement or other form used by the Parties, the Quality & Technical Agreement will control as regards all issues related to quality assurance; in all other cases, the Agreement will control.
12.15    Condition Precedent
This Agreement will enter into force as of the Effective Date, but will remain conditional upon the Parties negotiating and delivering a Quality & Technical Agreement, signed by all required authorized quality officers and representatives of both Parties.
12.16    Construction
In construing this Agreement, unless expressly specified otherwise (a) references to Articles, Sections and Schedules are to articles, sections of, and Schedules to, this Agreement, (b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa, (c) headings and titles are for convenience only and do not affect the interpretation of this Agreement, (d) any list or examples following the word “including” will be interpreted without limitation to the generality of the preceding words, (e) except where the context otherwise requires, the word “or” is used in the inclusive sense, (f) all references to “dollars” or “$” herein will mean United States Dollars, and (g) each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Any terms or conditions contained in an invoice that are inconsistent or in conflict with this Agreement will be deemed not to be a part of such invoice.
12.17    Counterparts
This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures. Any Party delivering an executed counterpart of this Agreement by facsimile or electronic mail will also deliver an original executed counterpart, but the failure to do so will not affect the validity, enforceability or binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

PFIZER CENTREONE PFIZER, INC.	TREVENA, INC.
By: (Signature)	By: (Signature)
Name: Kevin Orfan	Name: Michael W. Lark, Ph.D.
Title: Vice President Pfizer CentreOne Contract Manufacturing Services	Title: Senior Vice President, Research and Chief Scientific Officer

SCHEDULE 1.2
API Specifications

[*]
SCHEDULE 1.25
Product Specifications

[*]
SCHEDULE 2.1
Project Statement of Work

[*]
(10 pages omitted )

SCHEDULE 3.1
Estimated Payment Schedule

[*]

SCHEDULE 3.2
Stability Studies

[*]
(2 pages omitted)

SCHEDULE 5.5
Dedicated Equipment

[*]

SCHEDULE 6.11
Pfizer Logger Policies
[*]

SCHEDULE 6.13
Product Price Estimates

[*]

SCHEDULE 7.1
Product Test Methods
[*]
SCHEDULE 7.2
Quality & Technical Agreement
[*]
SCHEDULE 12.4
Alternative Dispute Resolution
[*]
ANNEX 1
Letter of Engagement

(LOE attached following this Annex 1 cover page)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.